UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 14, 2016

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

145 Rio Robles

San Jose, California 95134

(Address of principal executive offices)

Registrant's telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Kenneth Arola, Chief Financial Officer of Extreme Networks, Inc. (the “Company”) status as an officer of the Company will end on May 31, 2016 and Mr. Arola will resign from the Company effective June 30, 2016.

(c) The Company announced on May 17, 2016, that Drew Davies has been appointed as the Company’s Chief Financial Officer, effective June 1, 2016. A copy of the press release announcing Mr. Davies’ appointment and Mr. Arola’s resignation is attached hereto as Exhibit 99.1 and incorporated herein by reference in its entirety.

Mr. Davies, 50, was most recently the VP, Controller at Marvell Semiconductor from December 2015 until May 2016.  Prior to that and until December 2015, he was the SVP, Corporate Controller at Cypress Semiconductor Corporation.  Mr. Davies was SVP, Corporate Controller at Spansion from August 2012 until it was acquired by Cypress in March of 2015.  Prior to Spansion, Mr. Davies was a key executive at several companies, including Intersil, where he served as corporate controller from April 2009 to August 2012.  Mr. Davies has a Bachelor of Science, Business Accounting, from the University of Idaho and an MBA from Santa Clara University.

A copy of Mr. Davies’ offer letter is attached as Exhibit 10.1 to this Current Report on Form 8-K.  The description of the terms of the offer letter are qualified in their entirety by the full text of the offer letter filed herewith and incorporated herein by reference.  In accordance with the offer letter, Mr. Davies is entitled to an annual salary of $350,000.  He will receive a one-time sign-on bonus of up to $50,000 and reimbursement of reasonable expenses incurred in connection with his relocation to Raleigh, North Carolina, of up to $50,000.  Mr. Davies will be eligible to participate in the Company’s fiscal 2017 Executive Incentive Plan with an annual bonus target of 60% of his base salary.  Mr. Davies will be granted 100,000 restricted stock units subject to time-based vesting (the “RSUs”).  One-third of the RSUs will vest on the first anniversary June 1, 2017 (the “Vesting Date”) and one-twelfth of the RSUs on each three (3) month anniversary of the Vesting Date thereafter, subject to his continued service to the Company.  Mr. Davies will also be granted 100,000 performance-based restricted stock units (the “PSUs”).  Subject to his continued service to the Company, the PSUs shall commence vesting once the closing trading price for the Company’s common stock equals or exceeds $5.00 per share for 30 consecutive trading days (the “Performance Threshold”); provided, however, that the Performance Threshold must be achieved by the third anniversary of the Vesting Date.  In the event the Performance Threshold is satisfied, the PSUs will vest with respect to that number of RSUs that have vested as of the date the Performance Threshold is satisfied and thereafter will vest on the same schedule as the RSUs.  In addition, Mr. Davies will be a participant in the Executive Change in Control Severance Plan (the “Plan”), which provides for certain benefits in the event of the termination of his employment in connection with a change of control.  If, within the period of time commencing three months prior to or ending 12 months following a change in control, he is terminated without cause or resigns for good reason, then, subject to him signing a release of claims, he will be entitled to receive (a) a lump sum payment equal to (i) 13 months of his base salary plus (ii) 100% of his annual target bonus, (b) reimbursement of COBRA premiums for two months and (c) acceleration of 100% of the vesting of then-outstanding equity awards.  The Plan also provides for partial vesting acceleration of equity awards not assumed or substituted for in a change in control.

There are no family relationships between Mr. Davies and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e)  In connection with his resignation of employment, Mr. Arola entered into a Separation Agreement and General Release of Claims (the “Agreement”), under which, in exchange for his general release of claims against the Company, he is entitled to (i) a lump sum cash payment of $390,000 to be paid on or around January 1, 2017, (ii) 2 months of COBRA reimbursements, (iii) bonus compensation for fiscal year 2016 if and to the extent earned as determined by the Compensation Committee of the Board, and (iv) accelerated vesting of each equity award held by Mr. Arola that would have vested had he continued to be employed with the Company through August 31, 2016, which consists of options to purchase 11,166 shares of common stock at an exercise price per share of $5.21 and 20,400 restricted stock units. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit Title or Description
10.1	Offer Letter, executed May 15, 2016, between Extreme Networks, Inc. and Drew Davies.
10.2	Separation Agreement and Release of Claims, executed May 18, 2016, between Extreme Networks, Inc. and Kenneth Arola.
99.1	Press Release dated May 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2016

EXTREME NETWORKS, INC.

By:	/s/ KATAYOUN MOTIEY
Katayoun Motiey
Executive Vice President, Chief Administrative Officer – HR, Legal and Corp Secretary